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                                                                    Exhibit 10.5

                              SETTLEMENT AGREEMENT

This Settlement Agreement, made this 26th day of July, 2006 by and between:

WALL STREET PR, INC., a Texas corporation with its principal offices located at 15322 Lindita Drive, Houston, Texas 77083, together with STOCK COMMUNCATIONS GROUP INC. with its principal offices located at 2425 West Loop South, Suite 200, Houston, TX 77027 (hereinafter "PR") jointly and severally referred to in the singular as "PR".

                                       AND

TEXXON, INC., an Oklahoma corporation having its principal offices located at 11601 Wilshire Boulevard, Suite 2030, Los Angeles, California 90025 (hereinafter "TEXXON")

WITNESSETH THAT:

         WHEREAS, during the latter part of 2003, TEXXON and PR negotiated for the performance by PR of certain financial public relations services for TEXXON and the payment therefore by the issuance of certain common stock purchase warrants, having a cashless exercise provision;


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         WHEREAS, as a result of such negotiations there were several draft agreements, each of which contained a different number of common stock purchase warrants as consideration for the services to be rendered;

         WHEREAS, the surviving (executed) agreement, a copy of which is attached hereto and made a part hereof by reference, calls for the issuance of common stock purchase warrants for the purchase of 20,000,000 shares of TEXXON's common stock at an exercise price of $0.001 (the par value) per share;

         WHEREAS, there has been a dispute with the former management of TEXXON (Messrs. Mabie and Lindsey) regarding the efficacy of the surviving agreement, which the current management of TEXXON (being the TelePlus, Inc. management) desires to settle;

         WHEREAS, the parties have negotiated and have reached certain understandings and desire a document to formalize and evidence those understandings;

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants contained herein, the parties have agreed, and do hereby agree, as follows:

1. Irrespective of the disputes between the prior TEXXON management and PR regarding the efficacy of the surviving agreement, the parties hereto agree that for purposes of this Settlement Agreement, such agreement shall be deemed to be sufficiently valid such that litigation with regard thereto might not be successful and thereby expose TEXXON to greater cost than that represented by this settlement, and accordingly the current TEXXON management believes this settlement to be in the best interests of TEXXON and its shareholders. TEXXON acknowledges that the issuance of the 20,000,000 shares was contemplated at the time that the Share Exchange Agreement between TEXXON and TelePlus, Inc. was negotiated and executed and that the existence of the agreement now being settled was fully disclosed.

2. PR shall be issued Seven million seven hundred thousand (7,700,000) shares of TEXXON's common stock, pursuant to a cashless exercise pursuant to such agreement, in full settlement thereof. Sufficient warrants shall be turned in and cancelled to cover the issuance of such 7,700,000 shares, and the balance of the 20,000,000 shares shall thereafter be cancelled and the agreement shall be of no further force or effect. The issuance of the 7,700,000 shares shall be made immediately after the execution of this Settlement Agreement, time being of the essence of this agreement. TEXXON acknowledges that, due to the cashless exercise provision, and the use of the cashless exercise provision for the issuance of the 7,700,000 shares, the holding period by PR tacks back to the date of the original agreement in 2003 and the certificate for the 7,700,000 shares shall not bear a restrictive legend nor shall "Stop Transfer" instructions be issued with respect thereto.


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3. TEXXON and, subject to the receipt by PR of the 7,700,000 shares, PR each releases the other from all duties and obligations under the agreement being terminated. Each of the parties hereto shall bear its own expenses in connection with the negotiation, drafting, execution and carrying-out of this Settlement Agreement. Nothing contained in this Settlement Agreement shall be deemed to be for, or interpreted to be for, the benefit of any third party and no third party shall have any rights, interests, powers or licenses hereunder. TEXXON, and, subject to the receipt by PR of the agreed 7,700,000 shares, PR each agrees to indemnify the other against, and hold the other harmless from, any claim, charge, cost, expense (including reasonable attorney fees and costs), loss, suit, judgment, arbitration, award, action, or damages resulting from or out of the agreement being terminated or this Settlement Agreement.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement on the date at the head hereof:

                                      WALL STREET PR, INC.


                                      By: /s/ Charles Bingham
                                          -------------------
                                      Name: Charles Bingham
                                      Title: President


                                      STOCK COMMUNICATIONS GROUP, INC.


                                      By: /s/ Charles Bingham
                                          -------------------
                                      Name: Charles Bingham
                                      Title: President


                                      TEXXON, INC.


                                      By: /s/  Ross Nordin
                                          ----------------
                                      Name: Ross Nordin
                                      Title: Chief Financial Officer


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